[letterhead of Allied]

December 20, 2003

To:

Dear Sirs:

Re:  Nord Pacific Limited

Allied Gold Limited ("Allied") has agreed with Nord Pacific Limited ("Nord") December · 2003, to proceed to propose a transaction (the "Transaction") to securityholders of Nord, which, if consummated, would result in Allied directly or indirectly acquiring all of the outstanding common shares ("Nord Shares") of Nord, pursuant to which you, as a securityholder (the "Securityholder") of the Nord will receive one common share of Allied ("Allied Share") for every one Nord Share you hold and one Allied share for every Australian $0.20 that your options are "in the money" based on an Allied Share price of Australian $0.20.  As the status of Nord does not afford Allied an exemption from Canadian withholding tax requirements under the Income Tax Act (Canada) the Allied Shares would be delivered to you subject to you obtaining a withholding tax certificate from Canadian Customs and Revenue Authority if you are not a Canadian resident.  This exchange ratio is proposed based on Allied's understanding that there are 23,670,152 Nord Shares issued or issuable by the Nord.  It is a condition of the Transaction that Allied obtain support agreements from securityholders of Nord who are in management of Nord, from Nord Resources Corporation a large shareholder of Nord and from other securityholders of Nord who hold in the aggregate securities that would entitle them to obtain in the Transaction at least 50% Allied Shares.

You hereby confirm that you are the beneficial owner of or exercise control and direction over approximately · Nord Shares and options (the "Nord Options") to acquire · Nord Shares, and wish to support the Transaction.  This letter sets forth the agreement between the Securityholder and Allied relating to the Securityholder supporting the Transaction.

The Securityholder agrees with Allied as follows:

(a)   the Securityholder will not sell or otherwise dispose of any of the Nord Shares or Nord Options which it owns or over which it exercises control or direction other than pursuant to the Transaction;

(b)   provided that the board of directors of Nord is then recommending that shareholders vote in favour of the Transaction, the Securityholder will exercise or cause to be exercised all voting rights attaching to any Nord Shares or Nord Options or owned by it or over which it exercises control or direction in favour of approving the Transaction at the meeting of shareholders called to consider the Transaction;

(c)   the Securityholder will not take any action which might interfere or be inconsistent with or otherwise adversely affect the implementation of the Transaction and, in particular, will not solicit or encourage proposals or offers from, or enter into any discussions or negotiations with, any person other than Allied concerning any merger, sale of substantial assets, business combination, sale or purchase of shares, material financing or similar transaction involving Nord;

(d)   the Securityholder will not purchase or sell any Nord Shares or Nord Options (although the Securityholder may exercise such options pursuant to the terms thereof) and, prior to the Transaction being made public shall not purchase or sell any common shares of Allied or undertake or authorize any market trading activity involving common shares of Allied, Nord Shares or Nord Options in a manner which would have any material impact or influence on the market price of common shares of Allied or Nord; and

(e)   the Securityholder is a Canadian resident for tax purposes or the Securityholder agrees to obtain and provide to Allied, on or prior to completion of the Transaction, the withholding tax certificate required so that Allied will not need to withhold and remit to Canadian Customs and Revenue Authority the tax on the Allied Shares to be issued to the Securityholder;

Nothing contained herein shall prevent the Securityholder from voting in favour of, and disposing of any Nord Shares pursuant to, another transaction (the "Other Transaction") if such Other Transaction is then being recommended by the board of directors of Nord.

The Securityholder's obligations hereunder shall terminate on the earlier of the day after the date on which the Transaction becomes effective and the date that the Arrangement Agreement entered into by Allied and Nord relating to the Transaction is terminated in accordance with its terms, provided that the Securityholder may in any event terminate its obligations hereunder at any time after October 1, 2004 if the Transaction has not been completed by that date.

            If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter, whereupon this letter will constitute our agreement with respect to the subject matter hereof.  This agreement takes effect January 15, 2004.  This letter may be signed in two counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of telecopier from us to you and from you to us.

Yours truly,
ALLIED GOLD LIMITED

Name: (Signed) Gregory H. Steemson
Title: Managing Director

The foregoing is in accordance with our understanding and is accepted and agreed to by us this _____ day of ________, 200__.

Name:
Title: